Exhibit (g) (ii) under Form N-1A
                                            Exhibit 10 under Item 601/Reg. S-K

                                 STATE STREET
                               DOMESTIC CUSTODY

                                 FEE SCHEDULE

                               Federated Funds

I.    Custody Services

      Maintain custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions. Monitor corporate actions.

                                 ANNUAL FEES

      ASSET

     Per Fund                                                           .25
         Basis Points

     Wire Fees                                                        $3.00
        per wire

      Settlements:

     o   Each DTC Transaction                                         $5.00
     o   Each Federal Reserve Book Entry Transaction                  $3.75
     o   Each Repo Transaction (All Repo)                             $3.75
     o   Each Physical Transaction (NY/Boston, Private Placement)    $15.00
     o   Each Option Written/Exercised/Expired                       $18.75
o       Each Book Entry Muni (Sub-custody) Transaction               $15.00
     o   Government Paydowns                                          $5.00
     o   Maturity Collections                                         $8.00
     o   PTC Transactions                                             $6.00


II.   Special Services

      Fees  for   activities   of  a   non-recurring   nature   such  as  fund
      consolidation or reorganization, extraordinary security shipments and the preparation of special reports will be subject to negotiation.



III.  Balance Credit

      Municipal Funds
      A balance credit equal to 75% of the average demand deposit account balance in the custodian account for the month billed times the 30 day T-Bill Rate on the last Monday of the month billed, will be applied against the month's custodian bill.

Transfer Agent
      A balance credit equal to 100% of the average balance in the transfer agent demand deposit accounts, less the reserve requirement and applicable related expenses, times 75% of the 30 average Fed Funds Rate.

IV.   Payment

      The above fees will be charged  against  the funds'  custodian  checking
   account thirty (30) days after   the   invoice  is  mailed  to  the  funds'
   offices.

V.    Term of Contract

      The parties agree that this fee schedule shall become effective January 1, 1997.

FEDERATED SERVICES COMPANY                    STATE STREET

BY:    /s/ Douglas L. Hein                    BY:     /s/ Michael E. Hagerty
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TITLE: Senior Vice President                  TITLE:  Vice President
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DATE:  April 15, 1997                         DATE:   April 8, 1997
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